UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Masonite International Corporation
(Name of Issuer)

Common stock
(Title of Class of Securities)

575385109
(CUSIP Number)

December 31, 2014
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.
☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 575385109	SCHEDULE 13G	Page 2 of 39

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Opportunities Fund V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 119,352 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 119,352 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 119,352 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4% (2)
12	TYPE OF REPORTING PERSON PN

(1)  In its capacity as the direct owner of 119,352 Warrants (as defined below).

(2) All calculations of percentage ownership herein are based on a total of 30,395,611 shares of common stock of the Issuer (“Shares”), consisting of (i) 29,849,958 Shares issued and outstanding as of November 3, 2014, as disclosed on the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 6, 2014 (the “Form 10-Q”) and (ii) 545,653 warrants to purchase common stock held by the Reporting Persons, entitling them to purchase an aggregate of 545,653 shares of common stock of the Issuer at an exercise price of $50.77 per share, subject to expiration on June 9, 2016 (the “Warrants” and together with the Shares, the “Securities”) (see Item 4 below for more detail).  The Warrants are treated as exercised for the purpose of computing the deemed beneficial ownership of the Reporting Persons in accordance with Rule 13d-3(d)(1).

CUSIP No. 575385109	SCHEDULE 13G	Page 3 of 39

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Opportunities Fund V GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 119,352 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 119,352 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 119,352 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the general partner of OCM Opportunities Fund V, L.P.

CUSIP No. 575385109	SCHEDULE 13G	Page 4 of 39

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Opportunities Fund VI, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 266,934 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 266,934 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 266,934 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%
12	TYPE OF REPORTING PERSON PN

(1)  In its capacity as the direct owner of 266,934 Warrants.

CUSIP No. 575385109	SCHEDULE 13G	Page 5 of 39

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Opportunities Fund VI GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 266,934 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 266,934 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 266,934 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the general partner of OCM Opportunities Fund VI, L.P.

CUSIP No. 575385109	SCHEDULE 13G	Page 6 of 39

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Opportunities Fund VII Delaware, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 546,511 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 546,511 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 546,511 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.8%
12	TYPE OF REPORTING PERSON PN

(1)  In its capacity as the direct owner of 400,839 Shares and 145,672 Warrants.

CUSIP No. 575385109	SCHEDULE 13G	Page 7 of 39

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Opportunities Fund VII Delaware GP Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 546,511 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 546,511 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 546,511 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.8%
12	TYPE OF REPORTING PERSON CO

(1)  Solely in its capacity as the general partner of OCM Opportunities Fund VII Delaware, L.P.

CUSIP No. 575385109	SCHEDULE 13G	Page 8 of 39

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Opportunities Fund VII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 546,511 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 546,511 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 546,511 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.8%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the sole shareholder of OCM Opportunities Fund VII Delaware GP Inc.

CUSIP No. 575385109	SCHEDULE 13G	Page 9 of 39

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Opportunities Fund VII GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 546,511 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 546,511 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 546,511 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.8%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the general partner of OCM Opportunities Fund VII, L.P.

CUSIP No. 575385109	SCHEDULE 13G	Page 10 of 39

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Opportunities Fund VII GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 546,511 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 546,511 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 546,511 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.8%
12	TYPE OF REPORTING PERSON OO

(1)  Solely in its capacity as the general partner of OCM Opportunities Fund VII GP, L.P.

CUSIP No. 575385109	SCHEDULE 13G	Page 11 of 39

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Opportunities Fund VIIb, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 15,745 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 15,745 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,745 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON PN

(1)  In its capacity as the direct owner of 3,518 Shares and 12,227 Warrants.

CUSIP No. 575385109	SCHEDULE 13G	Page 12 of 39

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Opportunities Fund VIIb (Parallel), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,891 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,891 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,891 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 0.1%
12	TYPE OF REPORTING PERSON PN

(1)  In its capacity as the direct owner of 423 Shares and 1,468 Warrants.

CUSIP No. 575385109	SCHEDULE 13G	Page 13 of 39

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Opportunities Fund VIIb GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 17,636 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 17,636 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,636 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the general partner of OCM Opportunities Fund VIIb, L.P. and OCM Opportunities Fund VIIb (Parallel), L.P.

CUSIP No. 575385109	SCHEDULE 13G	Page 14 of 39

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Opportunities Fund VIIb GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 17,636 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 17,636 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,636 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON OO

(1)  Solely in its capacity as the general partner of OCM Opportunities Fund VIIb GP, L.P.

CUSIP No. 575385109	SCHEDULE 13G	Page 15 of 39

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Opportunities Fund VIIb Delaware, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,031,805 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 2,031,805 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,031,805 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.7%
12	TYPE OF REPORTING PERSON PN

(1)  In its capacity as the direct owner of 2,031,805 Shares.

CUSIP No. 575385109	SCHEDULE 13G	Page 16 of 39

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Fund GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,031,805 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 2,031,805 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,031,805 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.7%
12	TYPE OF REPORTING PERSON OO

(1)  Solely in its capacity as the general partner of OCM Opportunities Fund VIIb Delaware, L.P.

CUSIP No. 575385109	SCHEDULE 13G	Page 17 of 39

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Fund GP I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,982,238 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 2,982,238 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,982,238 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the general partner of OCM Opportunities Fund V GP, L.P. and OCM Opportunities Fund VI GP, L.P., as the sole shareholder of each of OCM Opportunities Fund VII GP Ltd. and OCM Opportunities Fund VIIb GP Ltd. and as the managing member of Oaktree Fund GP, LLC.

CUSIP No. 575385109	SCHEDULE 13G	Page 18 of 39

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,982,238 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 2,982,238 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,982,238 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the general partner of Oaktree Fund GP I, L.P.

CUSIP No. 575385109	SCHEDULE 13G	Page 19 of 39

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Holdings I, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,982,238 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 2,982,238 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,982,238 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8%
12	TYPE OF REPORTING PERSON OO

(1)  Solely in its capacity as the general partner of Oaktree Capital I, L.P.

CUSIP No. 575385109	SCHEDULE 13G	Page 20 of 39

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,982,238 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 2,982,238 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,982,238 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8%
12	TYPE OF REPORTING PERSON OO

(1)  Solely in its capacity as the managing member of OCM Holdings I, LLC.

CUSIP No. 575385109	SCHEDULE 13G	Page 21 of 39

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 564,147 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 564,147 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 564,147 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.9%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the sole director of each of OCM Opportunities Fund VII GP Ltd. and OCM Opportunities Fund VIIb GP Ltd.

CUSIP No. 575385109	SCHEDULE 13G	Page 22 of 39

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Holdings, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 564,147 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 564,147 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 564,147 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.9%
12	TYPE OF REPORTING PERSON CO

(1)  Solely in its capacity as the general partner of Oaktree Capital Management, L.P.

CUSIP No. 575385109	SCHEDULE 13G	Page 23 of 39

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital Group, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,982,238 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 2,982,238 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,982,238 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8%
12	TYPE OF REPORTING PERSON OO

(1)  Solely in its capacity as the managing member of Oaktree Holdings, LLC and as the sole shareholder of Oaktree Holdings, Inc.

CUSIP No. 575385109	SCHEDULE 13G	Page 24 of 39

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital Group Holdings GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,982,238 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 2,982,238 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,982,238 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8%
12	TYPE OF REPORTING PERSON OO

(1)  Solely in its capacity as the duly elected manager of Oaktree Capital Group, LLC.

CUSIP No. 575385109	SCHEDULE 13G	Page 25 of 39

ITEM 1.	(a)	Name of Issuer:
Masonite International Corporation

	(b)	Address of Issuer’s Principal Executive Offices:
2771 Rutherford Road Concord, Ontario L4KZN6 Canada

ITEM 2.	(a)-(c)	Name of Person Filing; Address of Principal Business Office; and Citizenship

This Schedule 13G is filed jointly by each of the following persons (collectively, the “Reporting Persons”) pursuant to a joint filing agreement attached hereto as Exhibit 1:

(1) OCM Opportunities Fund V, L.P., a Delaware limited partnership (“Fund V”), in its capacity as the direct owner of 119,352 Warrants;
(2) OCM Opportunities Fund V GP, L.P., a Delaware limited partnership (“Fund V GP”), in its capacity as the general partner of Fund V;
(3) OCM Opportunities Fund VI, L.P., a Delaware limited partnership (“Fund VI”), in its capacity as the direct owner of 266,934 Warrants;
(4) OCM Opportunities Fund VI GP, L.P., a Delaware limited partnership (“Fund VI GP”), in its capacity as the general partner of Fund VI;
(5) OCM Opportunities Fund VII Delaware, L.P., a Delaware limited partnership (“Fund VII Delaware”), in its capacity as the direct owner of 400,839 Shares and 145,672 Warrants;
(6) OCM Opportunities Fund VII Delaware GP Inc., a Delaware corporation (“VII GP Inc.”), in its capacity as the general partner of Fund VII Delaware;
(7) OCM Opportunities Fund VII, L.P., a Cayman Islands limited partnership (“Opps VII”), in its capacity as the sole shareholder of VII GP Inc.;
(8) OCM Opportunities Fund VII GP, L.P., a Cayman Islands limited partnership (“VII GP”), in its capacity as the general partner of Opps VII;
(9) OCM Opportunities Fund VII GP Ltd., a Cayman Islands exempted company (“VII GP Ltd.”), in its capacity as the general partner of VII GP;
(10) OCM Opportunities Fund VIIb, L.P., a Cayman Islands limited partnership (“Fund VIIb”), in its capacity as the direct owner of 3,518 Shares and 12,227 Warrants;
(11) OCM Opportunities Fund VIIb (Parallel), L.P., a Cayman Islands limited partnership (“Parallel”), in its capacity as the direct owner of 423 Shares and 1,468 Warrants;
(12) OCM Opportunities Fund VIIb GP, L.P., a Cayman Islands limited partnership (“Fund VIIb GP”), in its capacity as the general partner of Fund VIIb and Parallel;
(13) OCM Opportunities Fund VIIb GP Ltd., a Cayman Islands exempted company (“VIIb GP Ltd.”), in its capacity as the general partner of Fund VIIb GP;
(14) OCM Opportunities Fund VIIb Delaware, L.P., a Delaware limited partnership (“Fund VIIb Delaware”), in its capacity as the direct owner of 2,031,805 Shares;

CUSIP No. 575385109	SCHEDULE 13G	Page 26 of 39

(15) Oaktree Fund GP, LLC (“GP LLC”), a Delaware limited liability company, in its capacity as the general partner of Fund VIIb Delaware;
(16) Oaktree Fund GP I, L.P., a Delaware limited partnership (“GP I”), in its capacity as the general partner of each of Fund V GP and Fund VI GP, as the sole shareholder of each of VII GP Ltd. and VIIb GP Ltd. and as the managing member of GP LLC;
(17) Oaktree Capital I, L.P., a Delaware limited partnership (“Capital I”), in its capacity as the general partner of GP I;
(18) OCM Holdings I, LLC, a Delaware limited liability company (“Holdings I”), in its capacity as the general partner of Capital I;
(19) Oaktree Holdings, LLC, a Delaware limited liability company (“Holdings LLC”) in its capacity as the managing member of Holdings I;
(20) Oaktree Capital Management, L.P. a Delaware limited partnership (“Management”), in its capacity as the sole director of each of VII GP Ltd. and VIIb GP Ltd.;
(21) Oaktree Holdings, Inc., a Delaware corporation (“Holdings, Inc.”), in its capacity as the general partner of Management;
(22) Oaktree Capital Group, LLC, a Delaware limited liability company (“OCG”), in its capacity as the managing member of Holdings LLC and as the sole shareholder of Holdings, Inc.; and
(23) Oaktree Capital Group Holdings GP, LLC, a Delaware limited liability company (“OCGH”), in its capacity as the duly elected manager of OCG.

The principal business address of each of the Reporting Persons is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

	(d)	Title of Class of Securities:
Common stock, par value $0.01 per share (“Common Stock”)

	(e)	CUSIP Number: 575385109

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

	(a)	[__] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o)
	(b)	[__] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c)
	(c)	[__] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)
	(d)	[__] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)
	(e)	[__] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E)
	(f)	[__] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
	(g)	[__] A Parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
	(h)	[__] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)
	(i)	[__] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
	(j)	[__] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

CUSIP No. 575385109	SCHEDULE 13G	Page 27 of 39

ITEM 4.	OWNERSHIP

The responses of the Reporting Persons to Rows 5, 6, 7, 8, 9 and 11 in each of their respective cover pages to this Schedule 13G are incorporated herein by reference.

Fund V is the direct owner of 119,352 Warrants, constituting approximately 0.4% of the Issuer’s outstanding common stock, and has the sole power to vote and dispose of such Securities.

Fund V GP, in its capacity as the general partner of Fund V, has the ability to direct the management of Fund V’s business, including the power to vote and dispose of securities held by Fund V; therefore, Fund V GP may be deemed to beneficially own the Securities held by Fund V.

Fund VI is the direct owner of 266,934 Warrants, constituting approximately 0.9% of the Issuer’s outstanding common stock, and has the sole power to vote and dispose of such Securities.

Fund VI GP, in its capacity as the general partner of Fund VI, has the ability to direct the management of Fund VI’s business, including the power to vote and dispose of securities held by Fund VI; therefore, Fund VI GP may be deemed to beneficially own the Securities held by Fund VI.

Fund VII Delaware is the direct owner of 400,839 Shares and 145,672 Warrants, collectively constituting approximately 1.8% of the Issuer’s outstanding common stock, and has the sole power to vote and dispose of such Securities.

VII GP Inc., in its capacity as the general partner of Fund VII Delaware, has the ability to direct the management of Fund VII Delaware’s business, including the power to vote and dispose of securities held by Fund VII Delaware; therefore, VII GP Inc. may be deemed to beneficially own the Securities held by Fund VII Delaware.

Opps VII, in its capacity as the sole shareholder of VII GP Inc., has the ability to appoint and remove the directors and direct the management of the business of VII GP Inc.  As such, Opps VII has the power to direct the decisions of VII GP Inc. regarding the vote and disposition of securities held by Fund VII Delaware; therefore, Opps VII may be deemed to have indirect beneficial ownership of the Securities held by Fund VII Delaware;

VII GP, in its capacity as the general partner of Opps VII, has the ability to direct the management of Opps VII’s business, including the power to vote and dispose of securities held by Fund VII Delaware; therefore, VII GP may be deemed to beneficially own the Securities held by Fund VII Delaware.

VII GP Ltd., in its capacity as the general partner of VII GP, has the ability to direct the management of VII GP’s business, including the power to vote and dispose of securities held by Fund VII Delaware; therefore, VII GP Ltd. may be deemed to have indirect beneficial ownership of the Securities held by Fund VII Delaware.

Fund VIIb is the direct owner of 3,518 Shares and 12,227 Warrants constituting approximately 0.1% of the Issuer’s outstanding common stock and has the sole power to vote and dispose of such Securities.

Parallel is the direct owner of 423 Shares and 1,468 Warrants, collectively constituting less than 0.1% of the Issuer’s outstanding common stock, and has the sole power to vote and dispose of such Securities.

CUSIP No. 575385109	SCHEDULE 13G	Page 28 of 39

Fund VIIb GP, in its capacity as the general partner of each of Fund VIIb and Parallel, has the ability to direct the management of each of Fund VIIb and Parallel’s business, including the power to vote and dispose of securities held by each of Fund VIIb and Parallel; therefore, Fund VIIb GP may be deemed to beneficially own the Securities held by each of Fund VIIb and Parallel.

VIIb GP Ltd., in its capacity as the general partner of Fund VIIb GP, has the ability to direct the management Fund VIIb GP’s business, including the power to vote and dispose of securities held by each of Fund VIIb and Parallel; therefore, VIIb GP Ltd. may be deemed to have indirect beneficial ownership of the Securities held by each of Fund VIIb and Parallel.

Fund VIIb Delaware is the direct owner of 2,031,805 Shares, constituting approximately 6.6% of the Issuer’s outstanding common stock, and has the sole power to vote and dispose of such Securities.

GP LLC, in its capacity as the general partner of Fund VIIb Delaware, has the ability to direct the management of Fund VIIb Delaware’s business, including the power to vote and dispose of securities held by Fund VIIb Delaware; therefore, GP LLC may be deemed to beneficially own the Securities held by Fund VIIb Delaware.

GP I, in its capacity as the general partner of each of Fund V GP and Fund VI GP, has the ability to direct the management of each of Fund V GP and Fund VI GP’s business, including the power to vote and dispose of securities held by each of Fund V and Fund VI.  Additionally, GP I, in its capacity as the sole shareholder of each of VII GP Ltd. and VIIb GP Ltd. has the ability to appoint and remove the directors and, as such, may indirectly control the decisions of each of VII GP Ltd. and VIIb GP Ltd. regarding the vote and disposition of securities held by each of Fund VII Delaware, Fund VIIb and Parallel.  Additionally, GP I, in its capacity as the managing member of GP LLC, has the ability to direct the management of GP LLC’s business, including the power to direct the decisions of GP LLC regarding the vote and disposition of securities held by Fund VIIb Delaware.  Therefore, GP I may be deemed to have indirect beneficial ownership of the Securities held by each of Fund V, Fund VI, Fund VII Delaware, Fund VIIb, Parallel and Fund VIIb Delaware.

CUSIP No. 575385109	SCHEDULE 13G	Page 29 of 39

Capital I, in its capacity as the general partner of GP I, has the ability to direct the management of GP I’s business, including the power to direct the decisions of GP I regarding the vote and disposition of securities held by Fund V, Fund VI, Fund VII Delaware, Fund VIIb, Parallel and Fund VIIb Delaware; therefore, Capital I may be deemed to have indirect beneficial ownership of the Securities held by each of Fund V, Fund VI, Fund VII Delaware, Fund VIIb, Parallel and Fund VIIb Delaware.

Holdings I, in its capacity as the general partner of Capital I, has the ability to direct the management of Capital I’s business, including the power to direct the decisions of Capital I regarding the vote and disposition of securities held by each of Fund V, Fund VI, Fund VII Delaware, Fund VIIb, Parallel and Fund VIIb Delaware; therefore, Holdings I may be deemed to have indirect beneficial ownership of the Securities held by each of Fund V, Fund VI, Fund VII Delaware, Fund VIIb, Parallel and Fund VIIb Delaware.

Holdings LLC, in its capacity as the managing member of Holdings I, has the ability to direct the management of Holding I’s business, including the power to direct the decisions of Holdings I regarding the vote and disposition of securities held by each of Fund V, Fund VI, Fund VII Delaware, Fund VIIb, Parallel and Fund VIIb Delaware; therefore, Holdings LLC may be deemed to have indirect beneficial ownership of the Securities held by each of Fund V, Fund VI, Fund VII Delaware, Fund VIIb, Parallel and Fund VIIb Delaware.

Management, as the sole director of each of VII GP Ltd. and VIIb GP Ltd., has the ability to direct the management of VII GP Ltd. and VIIb GP Ltd., including the power to direct the decisions of VII GP Ltd. and VIIb GP Ltd. regarding the vote and disposition of securities held by each of Fund VII Delaware, Fund VIIb and Parallel; therefore, Management may be deemed to have indirect beneficial ownership of the Securities held by each of Fund VII Delaware, Fund VIIb and Parallel.

Holdings, Inc., in its capacity as the general partner of Management, has the ability to direct the management of Management’s business, including the power to vote and dispose of securities held by each of Fund VII Delaware, Fund VIIb and Parallel; therefore, Holdings, Inc. may be deemed to have indirect beneficial ownership of the Securities held by each of Fund VII Delaware, Fund VIIb and Parallel.

OCG, in its capacity as the sole shareholder of Holdings, Inc., has the ability to appoint and remove directors of Holdings, Inc. and, as such, may indirectly control the decisions of Holdings, Inc. regarding the vote and disposition of securities held by Fund VII Delaware, Fund VIIb and Parallel.  Additionally, OCG, in its capacity as the managing member of Holdings LLC, has the ability to direct the management of Holdings LLC’s business, including the power to direct the decisions of Holdings LLC regarding the vote and disposition of securities held by each of Fund V, Fund VI, Fund VII Delaware, Fund VIIb, Parallel and Fund VIIb Delaware.   Therefore, OCG may be deemed to have indirect beneficial ownership of the Securities held by each of Fund V, Fund VI, Fund VII Delaware, Fund VIIb, Parallel and Fund VIIb Delaware.

OCGH, in its capacity as the duly appointed manager of OCG, has the ability appoint and remove directors of OCG and, as such, may indirectly control the decisions of OCG regarding the vote and disposition of securities held by each of Fund V, Fund VI, Fund VII Delaware, Fund VIIb, Parallel and Fund VIIb Delaware; therefore, OCGH may be deemed to have indirect beneficial ownership of the Securities held by each of Fund V, Fund VI, Fund VII Delaware, Fund VIIb, Parallel and Fund VIIb Delaware.

Pursuant to Rule 13d-4 of the Exchange Act, the Reporting Persons declare that filing this Statement shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or Section 13(g) of the Exchange Act, the beneficial owner of any securities covered by this Statement except to the extent of such person’s pecuniary interest in the shares of Common Stock, and except to the extent of its pecuniary interest, such beneficial ownership is expressly disclaimed by each Reporting Person.

All calculations of percentage ownership herein are based on a total of 30,395,611 Shares, consisting of (i) 29,849,958 Shares issued and outstanding as of November 3, 2014, as disclosed on the Form 10-Q and (ii) 545,653 Warrants, entitling the Reporting Persons to purchase an aggregate of 545,653 Shares.  The Warrants are treated as exercised for the purpose of computing the deemed beneficial ownership of the Reporting Persons in accordance with Rule 13d-3(d)(1).

CUSIP No. 575385109	SCHEDULE 13G	Page 30 of 39

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☐

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.	CERTIFICATIONS.

Not applicable.

CUSIP No. 575385109	SCHEDULE 13G	Page 31 of 39

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 6, 2015

OCM OPPORTUNITIES FUND V, L.P.

By:	OCM Opportunities Fund V GP, L.P.
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	General Partner

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Authorized Signatory

OCM OPPORTUNITIES FUND V GP, L.P.

By:	Oaktree Fund GP I, L.P.
Its:	General Partner

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Authorized Signatory

OCM OPPORTUNITIES FUND VI, L.P.

By:	OCM Opportunities Fund VI GP, L.P.
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	General Partner

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Authorized Signatory

CUSIP No. 575385109	SCHEDULE 13G	Page 32 of 39

OCM OPPORTUNITIES FUND VI GP, L.P.

By:	Oaktree Fund GP I, L.P.
Its:	General Partner

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Authorized Signatory

OCM OPPORTUNITIES FUND VII DELAWARE, L.P.

By:	OCM Opportunities Fund VII Delaware GP Inc.
Its:	General Partner

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Authorized Signatory

OCM OPPORTUNITIES FUND VII DELAWARE GP INC.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Authorized Signatory

CUSIP No. 575385109	SCHEDULE 13G	Page 33 of 39

OCM OPPORTUNITIES FUND VII, L.P.

By:	OCM Opportunities Fund VII GP, L.P.
Its:	General Partner

By:	OCM Opportunities Fund VII GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OCM OPPORTUNITIES FUND VII GP, L.P.

By:	OCM Opportunities Fund VII GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

CUSIP No. 575385109	SCHEDULE 13G	Page 34 of 39

OCM OPPORTUNITIES FUND VII GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OCM OPPORTUNITIES FUND VIIb, L.P.

By:	OCM Opportunities Fund VIIb GP, L.P.
Its:	General Partner

By:	OCM Opportunities Fund VIIb GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

CUSIP No. 575385109	SCHEDULE 13G	Page 35 of 39

OCM OPPORTUNITIES FUND VIIb (PARALLEL), L.P.

By:	OCM Opportunities Fund VIIb GP, L.P.
Its:	General Partner

By:	OCM Opportunities Fund VIIb GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OCM OPPORTUNITIES FUND VIIb GP, L.P.

By:	OCM Opportunities Fund VIIb GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

CUSIP No. 575385109	SCHEDULE 13G	Page 36 of 39

OCM OPPORTUNITIES FUND VIIb GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OCM OPPORTUNITIES FUND VIIb DELAWARE, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Authorized Signatory

OAKTREE FUND GP, LLC

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Authorized Signatory

CUSIP No. 575385109	SCHEDULE 13G	Page 37 of 39

OAKTREE FUND GP I, L.P.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Authorized Signatory

OAKTREE CAPITAL I, L.P.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OCM HOLDINGS I, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE HOLDINGS, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

CUSIP No. 575385109	SCHEDULE 13G	Page 38 of 39

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE HOLDINGS, INC.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

CUSIP No. 575385109	SCHEDULE 13G	Page 39 of 39

Exhibit Index

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (previously filed).